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                                                              Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                      THREE MONTHS             SIX MONTHS
                                     ENDED MARCH 31,          ENDED MARCH 31,
                                     1998       1997          1998        1997

Net income                       $  949,000    777,000     2,104,000   1,612,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         3,441,463  3,516,258     3,440,166   3,519,293

Shares issuable under stock
 options which are poten-
 tially dilutive                     47,834     38,596        50,358      22,210

Shares used for diluted earnings
 per share                        3,489,297  3,554,854     3,490,524   3,561,503


Basic earnings per
 common share                          $.28        .22           .61         .46

Diluted earnings
 per common share                      $.27        .22           .60         .45
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